As filed with the Securities and Exchange Commission on February 10, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NGL Energy Partners LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-3427920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue, Suite 1300
Tulsa, Oklahoma 74136
(Address of Principal Executive Offices) (Zip Code)

NGL Energy Partners LP 2025 Long-Term Incentive Plan
(Full Title of the Plan)

H. Michael Krimbill
Chief Executive Officer
NGL Energy Holdings LLC
6120 South Yale Avenue, Suite 1300
Tulsa, Oklahoma 74136
(Name and Address of Agent for Service)

(918) 481-1119
(Telephone Number, including Area Code, of Agent for Service)

WITH COPIES TO:
Justin L. Jackson
McAfee & Taft A Professional Corporation
Two Leadership Square, 8th Floor
211 North Robinson
Oklahoma City, OK 73102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

EXPLANATORY NOTE

This Registration Statement relates to the registration of 10,000,000 Common Units Representing Limited Partner Interests of the NGL Energy Partners LP (the “Registrant” or the “Partnership”) reserved for issuance under the NGL Energy Partners LP 2025 Long-Term Incentive Plan (the “2025 Plan”). On December 29, 2025, the Registrant filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, approve the 2025 Plan and the registration of up to 10,000,000 units of Common Units Representing Limited Partner Interests. The proposal to approve the 2025 Plan was approved by the Registrant’s unitholders on February 9, 2026. This Registration Statement registers the 10,000,000 units of Common Units Representing Limited Partner Interests available for issuance under the 2025 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.(1)

Item 2.    Registrant Information and Employee Plan Annual Information.(1)

(1)    Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with the Note to Part I of the Form S-8 and has been or will be sent or given to participants in the Plan as specified in Rule 428(b)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents, filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)Annual Report on Form 10-K for the year ended March 31, 2025, as filed with the SEC on May 29, 2025;

(b)Quarterly Reports on Form 10-Q for the quarters ended June 30, 2025, as filed with the SEC on August 7, 2025; September 30, 2025, as filed with the SEC on November 4, 2025; and December 31, 2025, as filed with the SEC on February 3, 2026;

(c)Current Report on Form 8-K filed by the Registrant on February 9, 2026;

(d)The description of Common Units Representing Limited Partner Interests, contained on Exhibit 4.20 of the Registrant’s Form 10-K, as filed with the Commission on May 29, 2025, including any subsequent amendments or reports filed for the purposes of updating such description; and

(e)All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

The Partnership is organized under the laws of the State of Delaware. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partner may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the limited partnership’s partnership agreement.

Subject to certain limitations expressly provided therein, the Seventh Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the “Partnership Agreement”), provides that the Partnership, in most circumstances, shall indemnify and hold harmless the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity:

•any general partner of the Partnership;
•any departing general partner of the Partnership;
•any person who is or was an affiliate of the general partner or any departing general partner of the Partnership;
•any person who is or was a director, officer, fiduciary or trustee of any group member, manager or managing member of the Partnership, a general partner of the Partnership, any departing general partner of the Partnership, or any of their respective affiliates;
•subject to certain exclusions, any persons who is or was serving at the request of a general partner of the Partnership, any departing general partner of the Partnership, or any of their respective affiliates as an officer, director, manager, managing member, fiduciary or trustee of another person owing a fiduciary duty to any group member;
•any person who controls a general partner of the Partnership or departing general partner of the Partnership; and
•any person the general partner of the Partnership designates as an “Indemnitee” for purposes of the Partnership Agreement.

Notwithstanding the foregoing, the Partnership shall not indemnify any person if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such person is seeking indemnification pursuant to the Partnership Agreement, if such person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful. Any indemnification under the provisions of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the general partner of the Partnership shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification. The Partnership Agreement provides, further, that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an indemnitee in defending any claim, demand, action, suit or proceeding shall, upon receipt by the Partnership of any undertaking by or on behalf of the indemnitee to repay such amount if it shall be ultimately determined that the indemnitee is not entitled to be indemnified as authorized by the provisions of the Partnership Agreement, be advanced by the Partnership, from time to time, prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the provisions of the Partnership Agreement, the indemnitee is not entitled to be indemnified.

In addition, the Partnership Agreement authorizes the Partnership to purchase and maintain (or reimburse the general partner of the Partnership or its affiliates for the cost of) insurance, on behalf of the general partner of the Partnership, its affiliates and such other persons as the general partner of the Partnership shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the Partnership’s activities or such person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such person against such liability under the provisions of the Partnership Agreement.

The Partnership’s general partner, NGL Energy Holdings LLC (the “General Partner”), is a limited liability company organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that a Delaware limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Subject to certain exceptions, the General Partner’s Third Amended and Restated Limited Liability Company Agreement, as amended (the “LLC Agreement”) provides that the General Partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which such person may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee and acting (or refraining to act) in such capacity:

•a member of the General Partner;
•any person who is or was a director, officer, fiduciary, trustee, manager or managing member of the General Partner, any group member, or a member of the General Partner;
•subject to certain exclusions, any person who is or was serving at the request of a member of the General Partner as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to the General Partner or any group member;
•any person who controls a member of the General Partner; and
•any person the board of managers of the General Partner designates as an “Indemnitee” for purposes of the LLC Agreement.

Notwithstanding the foregoing, the General Partner shall not indemnify any person if here has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such person is seeking indemnification pursuant to the LLC Agreement, such person has acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

Any indemnification under the provisions of the LLC Agreement shall be made only out of the assets of the General Partner, it being agreed that the member of the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the General Partner to enable it to effectuate such indemnification.

The LLC Agreement provides further that, to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant the terms of the LLC Agreement (a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the General Partner prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification pursuant to the terms of the LLC Agreement the indemnitee is not entitled to be indemnified upon receipt by the General Partner of any undertaking by or on behalf of the indemnitee to repay such amount if it shall be ultimately determined that the indemnitee is not entitled to be indemnified as authorized by the terms of the LLC Agreement.

In addition, the General Partner may purchase and maintain insurance, on behalf of the General Partner, its affiliates, the indemnitees and such other persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with the General Partner’s or any of its affiliate’s activities or such person’s activities on behalf of the General Partner, regardless of whether the General Partner would have the power to indemnify such person against such liability pursuant to the terms of the LLC Agreement.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

The following documents are filed as exhibits to this Registration Statement.

Exhibit Number	Description
4.1*
Seventh Amended and Restated Agreement of Limited Partnership, as amended, of NGL Energy Partners LP, dated as of October 31, 2019 (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on November 1, 2019).

4.2*
First Amendment to Seventh Amended and Restated Agreement of Limited Partnership of NGL Energy Partners LP, dated as of February 4, 2021 (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed with the Commission on February 8, 2021).

5.1	Opinion of McAfee & Taft A Professional Corporation.
23.1	Opinion of McAfee & Taft A Professional Corporation (included in Exhibit 5.1).
23.2	Consent of Grant Thornton LLP.
24.1	Power of Attorney (included on the signature page of this registration statement).
99.1*
NGL Energy Partners LP 2025 Long-Term Incentive Plan, effective February 9, 2026 (incorporated by reference to Appendix A to the Registrant’s Proxy Statement filed with the Commission on December 29, 2025).

107	Calculation of Filing Fee Tables.

*    Incorporated by reference.

Item 9.    Undertakings.

(a)The undersigned Registrant hereby undertakes:

1.To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table, as applicable in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement; and

2.That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on February 10, 2026.

NGL Energy Partners LP

By:	NGL Energy Holdings LLC, its general partner

	By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Michael Krimbill as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ H. Michael Krimbill	Chief Executive Officer and Director	February 10, 2026
H. Michael Krimbill	(Principal Executive Officer)

/s/ Bradley P. Cooper	Chief Financial Officer	February 10, 2026
Bradley P. Cooper	(Principal Financial Officer)

/s/ Lawrence J. Thuillier	Chief Accounting Officer	February 10, 2026
Lawrence J. Thuillier	(Principal Accounting Officer)

/s/ Shawn W. Coady	Director	February 10, 2026
Shawn W. Coady

/s/ James M. Collingsworth	Director	February 10, 2026
James M. Collingsworth

/s/ Bryan K. Guderian	Director	February 10, 2026
Bryan K. Guderian

/s/ John T. Raymond	Director	February 10, 2026
John T. Raymond

/s/ Derek S. Reiners	Director	February 10, 2026
Derek S. Reiners

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